Exhibit 10.9B

PROMISSORY NOTE

$39,000,000.00	September 19, 2003

FOR VALUE RECEIVED, AMERIVEST CENTERRA INC., AMERIVEST PARKWAY INC. AND AMERIVEST BLACK CANYON INC., each having an address c/o AmeriVest Properties Inc. at 1780 South Bellaire Street, Suite 100 Denver, CO  80222 (“Maker”), hereby promises to pay to the order of GREENWICH CAPITAL FINANCIAL PRODUCTS INC., a Delaware corporation, at its principal place of business at 600 Steamboat Road, Greenwich, Connecticut 06830 (together with its successors and assigns “Payee”) or at such place as the holder hereof may from time to time designate in writing, the principal sum of THIRTY-NINE MILLION AND 00/100 DOLLARS ($39,000,000.00) (the “Principal”), in lawful money of the United States of America, with interest on the unpaid principal balance from time to time outstanding at the Interest Rate, in installments as follows:

A.                                   A payment of $66,690.00 on the date hereof, representing interest from the date of funding through September 30, 2003;

B.                                     On November 1, 2003 (which shall be the first Payment Date hereunder) and each Payment Date thereafter through and including September 1, 2008, the Principal and interest thereon at the Interest Rate shall be payable in equal monthly installments of $230,953.76 (the “Monthly Debt Service Payment Amount”); which is based on the Interest Rate and a 300-month amortization schedule; each of such payments, subject to the provisions of Section 3.11 of the Loan Agreement (hereinafter defined), to be applied (a) to the payment of interest computed at the rate aforesaid; and (b) the balance applied toward the reduction of the principal sum; and

C.                                     The balance of the principal sum of this Note together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date.

1.                                      Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings given in that certain Loan Agreement (the “Loan Agreement”) dated the date hereof between Maker and Payee.  The following terms have the meanings set forth below:

Business Day:  any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.

Default Rate:  a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) 5% above the Interest Rate, compounded monthly.

Interest Period:  (i) the period from the date hereof through the first day thereafter that is the last day of a calendar month and (ii) each period thereafter from the 1st day of each calendar month through the last day of each such calendar month; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.

Interest Rate:  a rate of interest equal to five and thirteen one-hundredths percent (5.13%) per annum, which includes a servicing fee of three (3) basis points (or, when applicable pursuant to this Note or any other Loan Document, the Default Rate).

Maturity Date:  the date on which the final payment of principal of this Note (or the Defeased Note, if applicable) becomes due and payable as therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

Payment Date:  the 1st day of each calendar month or, upon Payee’s exercise of its right to change the Payment Date in accordance with Section 2.2.4 of the Loan Agreement, the New Payment Date (in either case, if such day is not a Business Day, the Payment Date shall be the first Business Day thereafter).  The first Payment Date hereunder shall be November 1, 2003.

Prepayment Consideration shall be the amount equal to the greater of (i) one percent (1%) of the aggregate Loan balance at the time of prepayment, or (ii) (A) the amount of the monthly interest which would otherwise be payable on the principal balance being prepaid from the date of the first day of the calendar month immediately following the date of prepayment (unless prepayment is tendered on the first day of any calendar month during the term of this Note, in which case from the date of prepayment) to and including the Maturity Date; over (B) the amount of the monthly interest the Lender would earn if the principal balance being prepaid were reinvested for the period from the first day of the calendar month immediately following the date of prepayment (unless prepayment is tendered on the first day of any calendar month during the term of this Note, in which case from the date of prepayment) to and including the Maturity Date at the Treasury Rate (as hereinafter defined), such difference to be discounted to present value at the Treasury Rate.  The “Treasury Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity corresponding to the remaining term to the originally scheduled Maturity Date of this Note, as quoted in Federal Reserve Statistical Release [H. 15(519)] under the heading “U.S. Government Securities – Treasury Constant Maturities” for the Treasury Rate Determination Date (as defined below), converted to a monthly equivalent yield.  If yields for such securities of such maturity are not shown in such publication, then the Treasury Rate shall be determined by Lender by linear interpolation between the yields of securities of the next longer and next shorter maturities.  If said Federal Reserve Statistical Release or any other information necessary for determination of the Treasury Rate in accordance with the foregoing is no longer published or is otherwise unavailable, then the Treasury Rate shall be reasonably determined by Lender based on comparable data.  The term “Treasury Rate Determination Date” shall mean the date which is five (5) banking days prior to the scheduled prepayment date.

Stated Maturity Date:  October 1, 2008, as such date may be changed in accordance with Section 2.2.4 of the Loan Agreement.

Yield Maintenance Premium: an amount which, when added to the outstanding Principal, would be sufficient to purchase U.S. Obligations which provide payments (a) on or prior to, but as close as possible to, all successive scheduled payment dates under this Note through the Stated Maturity Date and (b) in amounts equal to the Monthly Debt Service Payment Amount required under this Note through the Stated Maturity Date together with the outstanding principal balance of this Note as of the Stated Maturity Date assuming all such Monthly Debt

Service Payments are made (including any servicing costs associated therewith).  In no event shall the Yield Maintenance Premium be less than zero.

2.                                      Payments and Computations.  Interest on the unpaid Principal shall be computed on the basis of the actual number of days elapsed over a 360-day year.  All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement hereof, including, attorneys’ fees and court costs.

3.                                      Loan Documents.  This Note is evidence of that certain loan made by Payee to Maker contemporaneously herewith and is executed pursuant to the terms and conditions of the Loan Agreement.  This Note is secured by and entitled to the benefits of, among other things, the Mortgage and the other Loan Documents.  Reference is made to the Loan Documents for a description of the nature and extent of the security afforded thereby, the rights of the holder hereof in respect of such security, the terms and conditions upon which this Note is secured and the rights and duties of the holder of this Note.  No reference herein to and no provision of any other Loan Document shall alter or impair the obligation of Maker, which is absolute and unconditional (except for Section 10.1 of the Loan Agreement), to pay the principal of and interest on this Note at the time and place and at the rates and in the monies and funds described herein.  All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Documents to be kept and performed by Maker are by this reference hereby made part of this Note to the same extent and with the same force and effect as if they were fully set forth in this Note, and Maker covenants and agrees to keep and perform the same, or cause the same to be kept and performed, in accordance with their terms.

4.                                      Loan Acceleration; Prepayment.  The Debt, shall without notice become immediately due and payable at the option of Payee if any payment required in this Note is not paid on the date on which it is due or upon the happening of any other Event of Default.  Maker shall have no right to prepay or defease all or any portion of the Principal except in accordance with Sections 2.3.2, 2.3.3, 2.3.4 and 2.4 of the Loan Agreement.  If prior to the third Payment Date prior to the Stated Maturity Date (i) Maker shall (notwithstanding such prohibition of prepayment) tender, and Payee shall, in its sole discretion, elect to accept, payment of the Debt, or (ii) the Debt is accelerated by reason of an Event of Default, then the Debt shall include, and Payee shall be entitled to receive, in addition to the outstanding principal and accrued interest and other sums due under the Loan Documents, an amount equal to the (i) Prepayment Consideration that would be required in connection with a Partial Release if a Partial Release were to occur at the time of Payee’s acceptance of such tender or other receipt of the Debt (through foreclosure or otherwise), as the case may be, and (ii) Yield Maintenance Premium, if any, that would be required in connection with a Defeasance if a Defeasance were to occur at the time of Payee’s acceptance of such tender or other receipt of the Debt (through foreclosure or otherwise), as the case may be.  The principal balance of this Note is subject to mandatory prepayment, without premium or penalty, in certain instances of Insured Casualty or Condemnation, as more particularly set forth in Sections 2.3.2 and 7.4.2 of the Loan Agreement.  Except during the continuance of an Event of Default, all proceeds of any repayment, including permitted prepayments of Principal, shall be applied in accordance with Section 2.3.1 of the Loan Agreement.  During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Payee shall elect in Payee’s discretion.

5.                                      Default Rate.  After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable law.

6.                                      Late Payment Charge.  If any Monthly Debt Service Payment Amount is not paid by Maker on the date on which it is due, Maker shall pay to Payee upon demand an amount equal to the lesser of 5% of such unpaid sum or the maximum amount permitted by applicable law, in order to defray the expense incurred by Payee in handling and processing such delinquent payment and to compensate Payee for the loss of the use of such delinquent payment.

7.                                      Amendments.  This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.  Whenever used, the singular number shall include the plural, the plural the singular, and the words “Payee” and “Maker” shall include their respective successors, assigns, heirs, executors and administrators.  If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

8.                                      Waiver.  Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of nonpayment, notice of intent to accelerate the maturity hereof and of acceleration.  No release of any security for the Debt or any person liable for payment of the Debt, no extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other person or party who may become liable under the Loan Documents, for the payment of all or any part of the Debt.

9.                                      Exculpation.  It is expressly agreed that recourse against Maker for failure to perform and observe its obligations contained in this Note shall be limited as and to the extent provided in Section 10.1 of the Loan Agreement.

10.                               Notices.  All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in the Loan Agreement directed to the parties at their respective addresses as provided therein.

11.                               Joint and Several.  Each Person constituting Maker hereunder shall have joint and several liability for the obligations of Maker hereunder.

12.                               Governing Law.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAW PERTAINING IN THE STATE OF NEW YORK (OTHER THAN THOSE CONFLICT OF LAW

PROVISIONS THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION).  WITHOUT IN ANY WAY LIMITING THE PRECEDING CHOICE OF LAW, THE PARTIES ELECT TO BE GOVERNED BY NEW YORK LAW IN ACCORDANCE WITH, AND RELYING (AT LEAST IN PART) ON,- § 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AS AMENDED, OR ANY CORRESPONDING OR SUCCEEDING PROVISIONS THEREOF.

13.                               Special State Provisions. Maker agrees that the interest rate contracted for by Maker includes the interest rate set forth in this Note plus any other charges, fees, costs and expenses that are either (a) described herein, in any security instrument securing this Note, or in any other document or instrument executed by Maker in connection with the Loan of which this Note is a part, or (b) incident to the transaction of which this Note is a part and paid or payable by Maker to the extent the same are deemed interest under applicable law, including without limitation any default interest, prepayment charges or consideration, late charges, loan application fees, or loan origination fees.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the day and year first written.

AMERIVEST CENTERRA INC., a Colorado corporation

By:	John B. Greenman
	Name:	John B. Greenman
	Title:	Vice President

AMERIVEST PARKWAY INC., a Texas corporation

By:	John B. Greenman
	Name:	John B. Greenman
	Title:	Vice President

AMERIVEST BLACK CANYON INC., an Arizona corporation

By:	John B. Greenman
	Name:	John B. Greenman
	Title:	Vice President